EXHIBIT 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

The Sherwin-Williams Company Reports 2012 Second Quarter and First Six Months Financial Results

•	Consolidated net sales increased 9.3% to a record $2.57 billion in the quarter and 11.9% to a record $4.71 billion in six months

•	Net sales from stores open more than twelve calendar months increased 13.9% in the quarter

•	Diluted net income per common share increased 30.7% to a record $2.17 per share in the quarter and 36.7% to a record $3.13 per share in six months

•	Working capital ratio (accounts receivable plus inventories less accounts payable to 12 month sales) was 12.6% compared to 14.9% last year

•	Establishing EPS range of $2.05 to $2.20 for 3Q12; Increasing expected FY12 EPS range to $6.20 to $6.40 per share

CLEVELAND, OHIO, July 19, 2012—The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter and six months ended June 30, 2012. Compared to the same periods in 2011, consolidated net sales increased $218.3 million, or 9.3%, to $2.57 billion in the quarter and increased $499.0 million, or 11.9%, to $4.71 billion in six months due primarily to higher paint sales volume in our Paint Stores Group and selling price increases. Unfavorable currency translation rate changes decreased consolidated net sales 2.5% in the quarter and 2.0% in six months. Acquisitions increased consolidated net sales 1.0% in the quarter and six months.

Diluted net income per common share in the quarter increased to $2.17 per share from $1.66 per share in 2011 and increased in six months to $3.13 per share from $2.29 per share last year. The second quarter and six month increases in diluted net income per common share were due primarily to strong sales and operating results. Unfavorable currency translation rate changes decreased diluted net income per common share by $.04 per share in the quarter and $.05 per share in six months. Acquisitions did not have a significant effect on diluted net income per common share in the quarter or six months.

Net sales in the Paint Stores Group increased 14.6% to $1.49 billion in the quarter and increased 17.2% to $2.61 billion in six months due primarily to higher paint sales volume across all end market segments as well as selling price increases. Net sales from stores open for more than twelve calendar months increased 13.9% in the quarter and increased 16.6% in six months over last year’s comparable periods. Paint Stores Group segment profit increased $60.4 million to $267.0 million in the quarter from $206.6 million last year and increased to $379.7 million in six months from $275.5 million last year. Segment profit in the quarter and six months increased due primarily to higher paint sales volume and selling price increases partially offset by increases in raw material costs and selling, general and administrative expenses. Segment profit as a percent to net sales increased in the quarter to 17.9% from 15.9% last year and increased in six months to 14.5% from 12.4% in 2011.

Net sales of the Consumer Group increased 5.9% to $397.7 million in the quarter and increased 7.1% to $718.1 million in six months due primarily to selling price increases and higher volume sales to most of the Group’s retail customers. Acquisitions increased net sales 1.5% and 0.8% in the quarter and six months, respectively. Segment profit increased to $80.8 million in the quarter from $61.4 million last year and increased to $136.1 million in six months from $102.5 million last year due primarily to selling price increases and good cost control partially offset by increasing raw material costs. As a percent to net external sales, segment profit increased in the quarter to 20.3% from 16.3% last year and increased in six months to 18.9% from 15.3% in 2011. Acquisitions did not have a significant effect on segment profit in the quarter or six months 2012.

The Global Finishes Group’s net sales stated in U.S. dollars increased 3.3% to $498.7 million in the quarter and increased 6.9% to $981.8 million in six months due primarily to selling price increases, acquisitions and higher paint sales volume. Acquisitions increased net sales in U.S. dollars by approximately 3.8% in the quarter and six months. Unfavorable currency translation rate changes decreased net sales by 5.4% in the quarter and 3.9% in six months. Stated in U.S. dollars, segment profit increased in the quarter to $48.0 million from $30.2 million last year and increased in six months to $76.7 million from $49.7 million last year due primarily to selling price increases and higher paint sales volume partially offset by raw material cost increases. Acquisitions increased segment profit approximately 2.3% in the quarter and six months. Unfavorable currency translation rate changes decreased segment profit $4.4 million in the quarter and six months. As a percent to net external sales, segment profit was 9.6% in the quarter versus 6.3% last year and 7.8% in six months compared to 5.4% in 2011.

The Latin America Coatings Group’s net sales stated in U.S. dollars decreased 4.5% to $187.3 million in the quarter due primarily to unfavorable currency translation rate changes partially offset by selling price increases and higher paint sales volume. Six month net sales stated in U.S. dollars increased 1.2% to $395.9 million due primarily to selling price increases and higher paint sales volume partially offset by unfavorable currency translation rate changes. Unfavorable currency translation rate changes decreased net sales by 14.5% in the quarter and 10.1% in six months. Stated in U.S. dollars, segment profit decreased to $9.3 million in the quarter from $15.8 million last year and decreased to $29.2 million in six months from $33.2 million last year due primarily to raw material cost increases and unfavorable currency translation rate changes partially offset by selling price increases and increased paint sales volume. Unfavorable foreign currency translation rate changes decreased segment profit $2.6 million in the quarter and $4.0 million in six months. As a percent to net external sales, segment profit was 5.0% in the quarter versus 8.1% last year and 7.4% in six months versus 8.5% in 2011.

The Company acquired 1.5 million shares of its common stock through open market purchases in the quarter and 3.3 million shares in six months. The Company had remaining authorization at June 30, 2012 to purchase 17.75 million shares.

Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are pleased to report record sales and earnings per share in the second quarter and first half of 2012 on the continued positive sales volume and strong operating results of our Paint Stores, Consumer and Global Finishes Groups. Selling price increases implemented across all segments in the previous twelve months are gaining traction against the higher raw material costs. The Paint Stores Group volume growth was strong across all end market segments. Our Consumer Group improved their operating results through disciplined cost control and selling price increases. Our Global Finishes Group improved paint sales volume and operating results in an increasingly difficult global environment. The Latin America Coatings Group is managing to minimize the unfavorable effects of currency and the softening demand in their end markets.”

“We are continuing to invest in our business. In the first six months, Paint Stores Group opened 20 net new locations. For the year, we expect our Paint Stores Group to open 60 to 65 new stores. Our working capital ratio (accounts receivable plus inventories less accounts payable to sales) at June 30, 2012 was 12.6% compared to 14.9% last year. In June, we completed the acquisition of Geocel Corporation, a leading provider of sealants and adhesives. During the quarter, we continued to buy shares of our stock and we increased the dividend rate to $.39 from $.365 last year. Our balance sheet remains flexible and is positioned for future acquisitions and investments in our business.

“For the third quarter, we anticipate our consolidated net sales will increase in the mid single digits compared to the third quarter of 2011. At that anticipated sales level, we estimate diluted net income per common share in the third quarter to be in the range of $2.05 to $2.20 per share compared to $1.71 per share earned in the third quarter of 2011. For the full year 2012, we expect consolidated net sales to increase above 2011 levels by a high single digit-to-low-teens percentage. With annual sales at that level, we have raised our expectation for diluted net income per common share for 2012 to be in the range of $6.20 to $6.40 per share compared to $4.14 per share earned in 2011.”

The Company will conduct a conference call to discuss its financial results for the second quarter and first six months, and its outlook for the third quarter and full year 2012, at 11:00 a.m. ET on Thursday, July 19, 2012. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the July 19th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until August 8, 2012 at 5:00 p.m. ET.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,000 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 109 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Mike Conway

Director – Corporate Communications and Investor Relations

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Thousands of dollars, except per share data	2012	2011	2012	2011
Net sales	$2,573,022	$2,354,751	$4,709,366	$4,210,337
Cost of goods sold	1,422,425	1,331,996	2,648,930	2,390,174
Gross profit	1,150,597	1,022,755	2,060,436	1,820,163
Percent to net sales	44.7%	43.4%	43.8%	43.2%
Selling, general and administrative expenses	810,207	755,555	1,567,886	1,446,678
Percent to net sales	31.5%	32.1%	33.3%	34.4%
Other general expense (income)—net	3,086	(698)	8,123	474
Interest expense	10,230	11,747	20,567	22,422
Interest and net investment income	(625)	(808)	(1,167)	(1,131)
Other income—net	(104)	(57)	(5,091)	(9)

Income before income taxes	327,803	257,016	470,118	351,729
Income taxes	99,990	77,901	142,089	104,298

Net income	$227,813	$179,115	$328,029	$247,431

Net income per common share:
Basic	$2.23	$1.69	$3.20	$2.33
Diluted	$2.17	$1.66	$3.13	$2.29
Average shares outstanding—basic	101,446,643	104,676,477	101,758,496	104,833,745

Average shares and equivalents outstanding—diluted	104,003,128	106,876,461	104,100,046	107,104,025

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the July 19th release.

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